Exhibit (p)(i) under Form N-1A
                                               Exhibit 99 under Item 601/Reg.S-K

                                 MARSHALL FUNDS

                                 CODE OF ETHICS

1.  STATEMENT OF GENERAL FIDUCIARY PRINCIPLES

     This Code of Ethics is based on the principles that (i) Access Persons (as such term is hereinafter defined) owe a fiduciary duty to, among others, the shareholders of the Fund to conduct their personal transactions in Securities in a manner which neither interferes with Fund portfolio transactions nor otherwise takes unfair or inappropriate advantage of an Access Person's relationship to the Fund; (ii) in complying with this fiduciary duty, Access Persons owe shareholders the highest duty of trust and fair dealing; and (iii) Access Persons must, in all instances, place the interests of the shareholders of the Fund ahead of the Access Person's own personal interests or the interests of others. For example, in order to avoid the appearance of conflict from a personal transaction in a Security, the failure to recommend that Security to, or the failure to purchase that Security for, the Fund, may be considered a violation of this Code.

     Access Persons must adhere to these general fiduciary principles, as well as comply with the specific provisions and Associated Procedures of this Code. Technical compliance with the terms of this Code and the Associated Procedures will NOT automatically insulate an Access Person from scrutiny in instances where the personal transactions in a Security undertaken by such Access Person show a pattern of abuse of such Access Person's fiduciary duty to the Fund and its shareholders or a failure to adhere to these general fiduciary principles.

2 . DEFINITIONS

   (a) "Fund" means each investment company named above which adopts this Code, and any series or portfolios of such Fund.

   (b) "Access Person" means any director, trustee, officer, managing general partner, general partner, or advisory person of the Fund, and all relatives living within the same household as such Access Person; provided, however, that any Access Person who is either an employee of the Fund's investment adviser or principal underwriter, or an "interested person" of the Fund's investment adviser or principal underwriter (as such term is defined in Section 2(a)(19) of the 1940
        Act), shall be subject to the provisions and terms of such adviser's or underwriter's code of ethics, and shall not be subject to this Code and its Associated Procedures.

   (c)  The "1940 Act" means the Investment Company Act of 1940, as amended.

   (d) "Advisory Person" means (i) any employee of either the Fund or of any company in a control relationship to the Fund (which would include any company that is an affiliate or a subsidiary of IMC), who, in connection with the employee's regular functions or duties, makes, participates in, or normally obtains information regarding the current purchases or sales of a Security by the Funds, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund who normally obtains information concerning current recommendations made to the Funds with regard to the purchases or sales of a Security.

   (e) "Associated Procedures" means those policies, procedures and/or statements that have been adopted by the Fund, and which are designed to supplement this Code and its provisions.

   (f) A Security is "being considered for purchase or sale" when a recommendation to purchase or sell a Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

   (g) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of
        Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Securities which an Access Person has or acquires. As a general matter, "beneficial ownership" will be attributed to an Access Person in all instances where the Access Person (i) possesses the ability to purchase or sell the Securities (or the ability to direct the disposition of the Securities);
        (ii) possesses voting power (including the power to vote or to direct the voting) over such Securities; or (iii) receives any benefits substantially equivalent to those of ownership.

   (h) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

   (i) "Disinterested director" means a director, trustee, or managing general partner of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

   (j) "Purchase or sale of a Security" includes, INTER ALIA, the writing of an option to purchase or sell a Security.

   (k) "Investment Personnel" include: Access Persons with direct responsibility and authority to make investment decisions affecting the Fund (such as portfolio managers); Access Persons who provide information and advice to such portfolio managers (such as securities analysts); and Access Persons who assist in executing investment decisions for the Fund (such as traders). As the context requires, "Investment Personnel" may refer to one or more Access Person(s).

   (l) "Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, and shall include: equity and debt securities; options on and warrants to purchase equity or debt securities; shares of closed-end investment companies, and Related Securities. "Related Securities" are instruments and securities that are related to, but not the same as, a Security. For example, a Related Security may be convertible into a Security, or give its holder the right to purchase the Security. For purposes of reporting, "Security" shall include futures contracts. "Security" shall not include: securities issued by the Government of the United States (including short term debt securities which are U.S. government securities pursuant to Section 2(a)(16) of the 1940 Act); bankers' acceptances; bank certificates of deposit; commercial paper; shares of registered open-end investment companies; Securities which are not eligible for purchase or sale by the Fund (including any Securities representing an ownership interest in Federated Investors); and such other instruments as may be determined by the Fund's Board of Directors, from time to time.

   (m) "Marshall Funds" means the Fund and any other investment companies (and series thereof) which are administered by Federated Administrative Services, advised by the Marshall & Ilsley Trust Company, and distributed by Federated Securities Corp.

   (n) "Public Company" means any entity subject to the reporting requirements of the Securities Exchange Act of 1934.

3.  EXEMPTED TRANSACTIONS

   The prohibitions of Section 4 of this Code shall not apply to:

(a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

(b) Purchases or sales which are non-volitional on the part of either the Access Person or the Fund, subject to the provisions of Section 4 (h) of this Code.

(c) Purchases which are part of: an automatic dividend reinvestment plan; or an automatic payroll deduction plan, whereby an employee purchases securities issued by an employer.

(d) Purchases effected upon the exercise of rights issued by an issuer PRO rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and any sales of such rights so acquired.

4.  PROHIBITED TRANSACTIONS AND ACTIVITIES

   (a) No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, a direct or indirect beneficial ownership interest and which he or she knows, or should have known, at the time of such purchase or sale:

                (i) is being considered for purchase or sale by the Fund; or
                (ii)is being purchased or sold by the Fund.

   (b) Inducing or causing the Fund to take action, or to fail to take action, for the purpose of achieving a personal benefit, rather than to benefit the Fund, is a violation of this Code. Examples of this would include causing the Fund to purchase a Security owned by the Access Person for the purpose of supporting or driving up the price of the Security, and causing the Fund to refrain from selling a Security in an attempt to protect the value of the Access Person's investment, such as an outstanding option.

   (c) Using knowledge of the Fund's portfolio transactions to profit by the market effect of such transactions is a violation of this Code. One test which will be applied in determining whether this prohibition has been violated will be to review the Securities transactions of Access Persons for patterns. However, it is important to note that a violation could result from a single transaction if the circumstances warranted a finding that the provisions of Section 1 of this Code have been violated.

   (d) All Access Persons are prohibited from acquiring any Securities distributed in an initial public offering, or for a period of five business days following the commencement of the public offering of such Securities.

   (e) All Access Persons are prohibited from acquiring Securities for their personal accounts in a private placement made by an issuer that is a Public Company, without the express prior approval of the President of the Fund's investment adviser (or his designee). In instances where an Investment Personnel, after receiving prior approval, acquires a Security in a private placement, the Investment Personnel has an affirmative obligation to disclose this investment to the President of the Fund's investment adviser (or his designee) if the Investment Personnel participates in any subsequent consideration of any potential investment, by the Fund, in the issuer of those Securities. The Fund's decision to purchase Securities of such an issuer (following a purchase by an Investment Personnel in an approved personal transaction) will be subject to an independent review by the President of the Fund's investment adviser, or his designee, so long as the person conducting such review has no personal interest in the issuer.

   (f) All Access Persons are prohibited from executing a personal transaction in all Securities (including transactions in pension or profit-sharing plans where the Access Person retains investment discretion), without express prior approval of the President of the Fund's investment adviser (or his designee), in accordance with the Associated Procedures governing pre-clearance. A purchase or sale of Securities not otherwise approved pursuant to the Associated Procedures may, upon request made prior to the personal transaction, nevertheless receive the approval of the President of the Fund's investment adviser (or his designee) if such purchase or sale would be: only remotely potentially harmful to the Fund; very unlikely to affect a highly institutional market; or clearly not related economically to the securities to be purchased, sold or held by the Fund. Notwithstanding the receipt of express prior approval, any purchases or sales by Access Persons undertaken in reliance on this provision remain subject to the prohibitions enumerated in Sections 4(g) and (h) of this Code.

   (g) All Access Persons are prohibited from executing a personal transaction in any Security on a day during which any portfolio of Marshall Funds has a pending "buy" or "sell" order for that Security, until Marshall Funds' orders are either executed or withdrawn. All Investment Personnel are prohibited from purchasing or selling any Security within seven (7) calendar days before and after the Fund purchases or sells the same Security. Transactions undertaken in violation of this prohibition will either be required to be unwound, or any profits realized by an Access Person on any personal transactions in Securities within the proscribed periods (either undertaken while the Funds have an open order, or within the proscribed 7-day blackout period) will be required to be disgorged (to an entity designated by the President of the Fund's investment adviser [or his designee]), and the Access Person will be subject to disciplinary action, as determined by the Director of Compliance and/or the Fund's Board of Directors.

   (h) All Access Persons are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within 60 calendar days. Transactions undertaken in violation of this prohibition will either be required to be unwound, or any profits realized on such short-term trades will be required to be disgorged. For purposes of this prohibition, each personal transaction in the Security will begin a new 60 calendar day period. As an illustration, if an Access Person purchases 1000 shares of Omega Corporation on June 1st, 500 shares on July 1st, and 250 shares on August 1st, the profiting from the sale of the 1000 shares purchased on June 1st is prohibited for any transaction prior to October 1st (i.e., 60 calendar days following August 1st). In circumstances where a personal transaction in Securities within the proscribed period is involuntary (for example, due to unforeseen corporate activity, such as a merger), the Access Person must notify the Director of Compliance.

        In circumstances where an Access Person can document personal exigencies, the President of the Fund's investment adviser (or his designee) may grant an exemption from the prohibition of profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within 60 calendar days. Such an exemption is wholly within the discretion of the President of the investment adviser (or his designee), and any request for such an exemption will be evaluated on the basis of the facts of the particular situation.

   (i) All Investment Personnel are prohibited from receiving any gift, favor, preferential treatment, valuable consideration, or other thing of more than a DE MINIMIS value in any year from any person or entity from, to or through whom the Fund purchases or sells securities, or an issuer of securities. For purposes of this limitation, "DE MINIMIS value" is equal to $100 or less.

   (j) All Investment Personnel are prohibited from serving on the boards of directors of any Public Company, absent express prior authorization from the President of the Fund's investment adviser (or his designee). Authorization to serve on the board of a Public Company will be granted in instances where the President of the Fund's investment adviser (or his designee) determines that such board service would be consistent with the interests of the Funds and their shareholders. In the relatively small number of instances where prior approval to serve as a director of a Public Company is granted, an Investment Personnel has an affirmative duty to recuse himself from participating in any deliberations by the Funds regarding possible investments in the securities issued by the Public Company on whose board the Investment Personnel sits.

   (k) Notwithstanding the other restrictions of this Code to which Disinterested directors are subject, subparagraphs (a) and subparagraphs
        (d) through (h) of this Section 4 shall not apply to Disinterested directors.

5.  REPORTING

   (a) Every Access Person shall report to the Fund the information described in Section 5(c) of this Code with respect to transactions (other than those personal transactions in Securities exempted under Section 3 of this Code) in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

   (b) A Disinterested director of the Fund need only report a personal transaction in a Security if such director, at the time of that personal transaction, knew or, in the ordinary course of fulfilling his or her official duties as a director of the Fund, should have known that, during the 15-day period immediately preceding or following the date of the personal transaction by the director, such Security was purchased or sold by the Fund or was being considered for purchase or sale by the Fund or its investment adviser.

   (c) Every report shall be made not later than 10 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected, shall be dated and signed by the Access Person submitting the report, and shall contain the following information:

          (i) the date of the transaction, the title and the number of shares, and the principal amount of each Security involved;

          (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          (iii)the price at which the transaction was effected;

          (iv) the name of the broker, dealer or bank through whom the transaction was effected; and

          (v) if there were no personal transactions in Securities during the period, either a statement to that effect or the word "None" (or some similar designation).

   (d) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

   (e) Every Access Person is required to direct his or her broker to forward to the President of the Fund's investment adviser (or his designee), on a timely basis, duplicate copies of both confirmations of all personal transactions in Securities effected for any account in which such Access Person has any direct or indirect beneficial ownership interest and periodic statements relating to any such account.

   (f) Any Access Person who receives any gift, favor, preferential treatment, valuable consideration or other thing of value of more than DE MINIMIS value in any year from any person or entity that does business either with or on behalf of the Fund is required to report the receipt of such gift to the Director of Compliance (or his designee). This reporting requirement shall not apply to:

          (i) salaries, wages, fees or other compensation paid, or expenses paid or reimbursed, in the usual scope of an Access Person's employment responsibilities for the Access Person's employer;

          (ii) the acceptance of meals, refreshments or entertainments of reasonable value in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions;

          (iii)the acceptance of advertising or promotional material of nominal value, such as pens, pencils, note pads, key chains, calendars and similar items;


          (iv) the acceptance of gifts, meals, refreshments, or entertainments of reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job, Christmas, or other recognized holiday; or

          (v) the acceptance of awards, from an employer to an employee, for recognition of service and accomplishment.

   (g) All Access Persons, on an annual basis or upon request of the Director of Compliance (or his designee), will be required to furnish a list of all Securities held by such Access Person or the members of his household. All Access Persons, upon commencement of employment, are required to disclose all personal Securities holdings.

        In addition, all Access Persons are required, on an annual basis, to certify that they have received, read, and understand the provisions of this Code, and that they recognize that they are subject to its provisions. Such certification shall also include a statement that the Access Person has complied with the requirements of this Code and that the Access Person has disclosed or reported all personal transactions in Securities that are required to be disclosed or reported pursuant to the requirements of this Code.

   (h) A Disinterested director shall be exempt from the reporting requirements contained in subparagraphs (e) and (g) of this Section 5 of this Code, so long as at the time of the personal transaction in the Security, the Disinterested director neither knew, nor, in the ordinary course of fulfilling his official duties as a director of the Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction in the Security by the Disinterested director the Security was purchased or sold by the Fund, or considered for purchase or sale.

6.  SANCTIONS

     Upon discovering a violation of this Code (or, in certain instances, its Associated Procedures), the Board of Directors of the Fund may impose such sanctions as it deems appropriate, including, INTER ALIA, a letter of censure or suspension, a fine, or termination of the employment of the violator. (In instances where the violation is committed by a member of the Access Person's household, any sanction would be imposed on the Access Person.) The filing of any false, incomplete or untimely reports, as required by Section 5 of this Code, may (depending on the circumstances) be considered a violation of this Code.